Exhibit 99.1

 April 26, 2007

 STERICYCLE, INC. REPORTS RESULTS

 FOR FIRST QUARTER 2007

Lake Forest, Illinois, April 26, 2007 - Stericycle, Inc. (NASDAQ:SRCL), today reported financial results for the first quarter of 2007.

FIRST QUARTER RESULTS

Revenues for the quarter ended March 31, 2007 were $211.0 million, up 17.7% from $179.2 million in the first quarter of 2006.  Acquisitions less than 12 months old contributed $13.9 million to the $31.8 million revenue growth in the first quarter of 2007. Gross profit was $94.2 million, up 19.7% from $78.8 million in the first quarter last year. Gross profit as a percent of revenues was 44.7% versus 43.9% in the first quarter of 2006.

Net income for the first quarter of 2007 was $29.4 million or $0.65 per diluted share compared with net income of $23.5 million or $0.52 per diluted share for the first quarter of 2006.

Cash flow from operations was $52.9 million for the first quarter of 2007. Cash flow and increased loan balances funded $46.1 million in stock repurchases, $14.6 million in acquisitions and international investments and $10.3 million in capital spending.

For more information about Stericycle, please visit our website at www.stericycle.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

STERICYCLE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$18,094	$13,492
Short-term investments	1,859	2,548
Accounts receivable, less allowance for doubtful
accounts of $5,349 in 2007 and $5,411 in 2006	125,428	130,354
Deferred tax asset	13,579	16,072
Asset group held for sale	-	33,674
Other current assets	22,975	22,462
Total current assets	181,935	218,602

Property, plant and equipment, net	166,783	156,953
Other assets:
Goodwill	828,599	813,973
Intangible assets, less accumulated amortization of
$12,203 in 2007 and $11,454 in 2006	124,665	115,879
Other	23,327	22,499
Total other assets	976,591	952,351
Total assets	$1,325,309	$1,327,906

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$23,477	$22,681
Accounts payable	24,793	25,033

Accrued liabilities	75,404	75,434
Deferred revenue	15,294	11,662
Liability group held for sale	-	7,221
Total current liabilities	138,968	142,031
Long-term debt, net of current portion	448,547	443,115
Deferred income taxes	110,471	105,521
Other liabilities	13,503	12,158
Common shareholders' equity:
Common stock (par value $0.01 per share, 80,000,000
shares authorized, 43,764,461 issued and outstanding
in 2007, 44,251,965 issued and outstanding in 2006)	438	443
Additional paid in capital	212,603	252,568

Accumulated other comprehensive income	4,552	5,229
Retained earnings	396,227	366,841
Total shareholders' equity	613,820	625,081
Total liabilities and shareholders' equity	$1,325,309	$1,327,906

Total debt to capitalization percentage ratio	43.5%	42.7%
Calculation of total debt to capitalization percentage ratio:
Total debt	$472,024	$465,796
Shareholders' equity	613,820	625,081
Capitalization	$1,085,844	$1,090,877

STERICYCLE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)

	Three Months Ended
	March 31,
	(unaudited)
	2007		2006
	$	% of Rev	$	% of Rev

Revenues	$211,049	100.0%	$179,249	100.0%

Cost of revenues	116,813	55.3%	100,496	56.1%

Gross profit	94,236	44.7%	78,753	43.9%

Selling, general and
administrative expenses	37,779	17.9%	32,865	18.3%
Amortization	868	0.4%	511	0.3%

Total SG&A expense and amortization	38,647	18.3%	33,376	18.6%

Income from operations before
acquisition integration and other expenses	55,589	26.4%	45,377	25.3%

Gain on sale of assets	(823)	-0.4%	-	0.0%
Impairment of fixed assets	650	0.3%	-	0.0%
Acquisition integration expenses	313	0.1%	631	0.3%

Income from operations	55,449	26.4%	44,746	25.0%

Other income (expense):
Interest Income	401	0.2%	256	0.1%
Interest expense	(7,700)	-3.7%	(5,906)	-3.3%

Insurance proceeds	500	0.2%	-	0.0%
Other expense, net	(553)	-0.3%	(530)	-0.3%

Total other income (expense)	(7,352)	-3.6%	(6,180)	-3.5%

Income before income taxes	48,097	22.8%	38,566	21.5%

Income tax expense	18,710	8.9%	15,041	8.4%

Net income	$29,387	13.9%	$23,525	13.1%

Earnings per share-diluted	$0.65		$0.52

Weighted average number of
common shares outstanding-diluted	45,218,346		45,155,925

STERICYCLE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the three months ended
	March 31,
	2007	2006
	(unaudited)
Operating Activities:
Net income	$29,387	$23,525
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on sale of assets	(823)	-
Impairment of fixed assets	650	-
Stock compensation expense	2,450	2,589
Excess tax benefit of disqualifying dispositions of stock options and
exercise of non-qualified stock options	(576)	(2,256)
Depreciation	6,270	5,784
Amortization	868	511
Deferred income taxes	6,176	5,310
Changes in operating assets and liabilities, net of
effect of acquisitions
Accounts receivable	5,420	(2,014)
Other assets	1,316	(4,738)
Accounts payable	(1,635)	(4,322)
Accrued liabilities	(245)	4,460
Deferred revenue	3,632	2,333

Net cash provided by operating activities	52,890	31,182

Investing Activities:
Payments for acquisitions and international
investments, net of cash acquired	(14,645)	(120,825)
Proceeds from maturity/(purchases) of short-term investments	689	(5,700)
Proceeds from sale of business	26,453	-
Proceeds from sale of property and equipment	49	-
Capital expenditures	(10,300)	(7,506)

Net cash provided by (used in) investing activities	2,246	(134,031)

Financing Activities:
Proceeds from issuance of note payable	-	4,582
Repayment of long-term debt	(16,200)	(8,730)
Net borrowings on senior credit facility	10,879	110,153
Principal payments on capital lease obligations	(111)	(613)
Excess tax benefit of stock options exercised	576	2,256
Purchase/cancellation of treasury stock	(46,071)	(11,198)
Proceeds from other issuances of common stock	3,075	5,511

Net cash (used in) provided by financing activities	(47,852)	101,961
Effect of exchange rate changes on cash	(2,682)	824
Net increase (decrease) in cash and cash equivalents	4,602	(64)
Cash and cash equivalents at beginning of period	13,492	7,825

Cash and cash equivalents at end of period	$18,094	$7,761
Non-cash activities:

Net issuances of notes payable for certain acquisitions	$11,854	$21,263